Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Extreme Networks, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457 (c) and Rule 457 (h)	6,500,000(3) 6,	$19.83	$128,895,000	$110.20 per $1,000,000	$14,204.23
Total Offering Amount					$128,895,000		—
Total Fee Offsets(4)							—
Net Fee Due							$14,204.23

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”) that become issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)

The proposed maximum offering price per share has been estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on December 15, 2022, which date is within five business days prior to filing this Registration Statement.

(3)	Represents 6,500,000 shares of the Registrant’s Common Stock that are available for issuance pursuant to the Extreme Networks, Inc. Amended and Restated 2013 Equity Incentive Plan.
(4)	The Registrant does not have any fee offsets.